Exhibit 3.40

WOODLANDS MILLWORK I LTD.
LIMITED PARTNERSHIP AGREEMENT

BY AND BETWEEN

WOODLANDS MILLWORK, INC.,
A TEXAS CORPORATION, AS GENERAL PARTNER,

AND

PREMDOR WOODLANDS, INC.,
A TEXAS CORPORATION, AS LIMITED PARTNER
MADE THIS 14TH DAY OF SEPTEMBER, 1989

INDEX

WOODLANDS MILLWORK I LTD.
LIMITED PARTNERSHIP AGREEMENT

i

15.19	Limitation on Rights of Others	22

WOODLANDS MILLWORK I LTD.
LIMITED PARTNERSHIP AGREEMENT

THIS LIMITED PARTNERSHIP AGREEMENT is made and entered into as of the 14th day of September, 1989, by and between WOODLANDS MILLWORK INC., a Texas corporation (“Woodlands”), as General Partner, and PREMDOR WOODLANDS, INC., a Texas corporation (“PWI”) as the Limited Partner.

W I T N E S S E T H:

IN CONSIDERATION of the mutual benefits, covenants and conditions herein set forth, and in order to form a limited partnership under the Act, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

1.01                           “Act”  shall mean the Texas Revised Limited Partnership Act, Tex. Rev. Civ. Stat. Ann., Art. 6132a-l et seq.

1.02                           “Affiliate”  shall mean a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question. The term “control,” as used in the immediately preceding sentence and in Article XI, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of such controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such controlled Person.

1.03                           “Available Cash”  shall mean, with respect to any point in time, all cash of the Partnership on hand as of such point in time after the payment of all then due debts and liabilities of the Partnership and after any prepayments of any debts and liabilities of the Partnership that the General Partner deems appropriate to cause the Partnership to make, less any reserves reasonably deemed necessary by the General Partner, consistent with the provisions of this Agreement, for (a) the repayment of any debts or liabilities of the Partnership, (b) the working capital requirements of the Partnership, and (c) any contingent or unforeseen liabilities of the Partnership.

1.04                           “Business”  of the Partnership shall mean the business of the supply of building materials, including, without limitation, manufacturing and distributing solid and finger joint wood moldings and other lawful activities related or incidental to the foregoing, as are necessary, desirable or proper to engage in or carry out the foregoing and other lawful business for which a limited partnership may be formed under the Act.

1.05                           “Capital Account”  of a Partner shall consist of the cash and the fair market value (which the parties agree is equal to the book value thereof) of property contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752), plus such Partner’s share of the Profits, less (a) all distributions of cash and the fair market value of property distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code Section 752), and (b) such Partner’s share of Net Losses. Upon the transfer hereunder of all or part of a Partner’s Interest, other than a transfer that terminates the Partnership within the meaning of Code Section 708(b) (1) (B) , the Capital Account of the transferor Partner that is attributable to the transferred Interest shall carry over to the transferee Partner. In the event termination of the Partnership within the meaning of Code Section 708(b)(1)(B), the Partners’ Capital Accounts shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(1).

1.06                           “Capital Contribution”  means, with respect to any Partner, the amount of money and the agreed upon net fair market value of any property (other than money) contributed to the Partnership with respect to the interest held by such Partner. “Additional Capital Contribution” means the amount of additional capital requested from each Partner under the provisions of Section 3.02.

1.07                           “Certificate”  shall mean the certificate, including any amended certificate, of limited partnership required to be filed pursuant to the Act.

1.08                           “Code”  shall mean the Internal Revenue Code of 1986, as amended.

1.09                           “Fiscal Year”  of the Partnership shall be the calendar year.

1.10                           “General Partners”  shall mean Woodlands, together with any Person(s) who succeeds it as the General Partner in accordance with the provisions of Articles XII or XIII hereof.

1.11                           “Gross Asset Value”  means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)                                     The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

(ii)                                  The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a “de minimis” Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a “de minimis” amount of Partnership Property other than money, unless all Partners receive simultaneous distributions of undivided interests in the distributed Property in proportion to their interests in the Partnership; and (c) the termination of the Partnership for federal income tax purposes pursuant to Code Section 708(b) (1) (B); and

(iii)                               If the Gross Asset Value of an asset has been determined or adjusted pursuant to this Section, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Nets Profits and Nets Losses.

1.12                           “Limited Partners” shall mean PWI, together with any Person to whom all or any portion of the Partnership Interest of PWI is transferred or assigned and who is admitted to the Partnership in accordance with the terms and conditions of Section 12.03 hereof.

1.13                           “Management Committee” shall mean a committee consisting of four (4) members (three (3) appointed by the General Partner and one (1) appointed by PWI who shall serve in the sole and absolute discretion of each respective Partner) which shall have authority to take action as specifically provided under the terms of this Agreement.

1.14                           “Net Profits” and “Net Losses”  shall mean the Partnership’s taxable income or loss determined in accordance with Code Section 703(a) for each of its Fiscal years (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss); provided, such Net Profits and Net Losses shall be computed as if items of tax-exempt income and nondeductible, noncapital expenditures (under Code Section 705 (a)(a)(B) and 705(a) (2)(B)) were included in the computation of taxable income or loss. If any Partner contributes property to the Partnership with an initial book value to the Partnership different from its adjusted basis for federal income tax purposes to the Partnership, or if Partnership property is revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) or as otherwise required by the Regulation, Net Profits and Net Losses shall be computed as if the initial adjusted basis for federal income tax purposes to the Partnership of such contributed or revalued property equalled its initial book value to the Partnership as of the date of contribution or revaluation. Credits or debits to Capital Accounts due to a revaluation of Partnership assets pursuant to Treasury Regulation Section 1.704(b) (2) (iv) (f) , or due to a distribution of noncash assets as provided in herein, shall be taken into account as gain or loss from the disposition of such assets for purposes of computing Net Profits and Net Losses.

1.15                           “Partners” shall mean, collectively, the General Partner and Limited Partner; reference to a Partner shall mean any one of the Partners.

1.16                           “Partnership” shall mean the limited partnership created pursuant to this Agreement.

1.17                           “Partnership Interest” or “Interest” shall mean the interest in the Partnership acquired by each Partner hereunder, as determined by the ratio that the amount of cash and the agreed upon net fair market value of any property contributed to the Partnership by a Partner bears to the total amount of cash and the total fair market value of all property contributed to the Partnership by all Partners. The Partnership Interest of each Partner shall be:

Woodlands	75.0%
PWI	25.0%
100.0%

Such Partnership Interests shall be subject to change from time to time pursuant to Article XI hereof.

1.18                           “Person” shall mean an individual, partnership, joint venture, association, corporation, trust or any other legal entity.

ARTICLE II

FORMATION AND PURPOSES

2.01                           Formation.  The parties hereby form a limited partnership pursuant to the Act. The General Partner shall forthwith execute a Certificate and cause it to be filed as required by the Act. The General Partner shall be entitled to execute any further or amended Certificates subsequently required to be filed on behalf of all Partners.

2.02                           Name.  The name of the Partnership shall be: WOODLANDS MILLWORK I LTD.

2.03                           Principal Office.  The principal office of the Partnership shall be at 410 South Trade Center Parkway, Conroe, Texas 77385, or at such other place as the General Partner shall from time to time determine. The Partnership may have such additional offices at such other places as the General Partner shall determine.

2.04                           Term.  The Partnership shall commence on the date when the Certificate has been duly filed and shall continue until December 31, 2020, unless sooner terminated hereinafter provided.

2.05                           Purposes of the Partnership.  The purposes of the Partnership shall be to conduct the Business, and to engage in such other activities incidental to the foregoing as are necessary, desirable or proper to carry out such foregoing purposes.

2.06                           Powers of the Partnership.  In accomplishing such purposes, the Partnership may itself or in participation with other entities:

(a)                                  acquire or lease interests in real estate for the Partnership’s Business, including, without limitation, leasehold interests and fee interests;

(b)                                 employ such personnel and obtain such legal, accounting, architectural and other professional services and advice as the General Partner deems advisable in the course of the Partnership’s operations under this Agreement;

(c)                                  pay all taxes levied or assessed against the Partnership or its properties;

(d)                                 execute all documents or instruments of any kind which the General Partner deems appropriate for carrying out the purposes of the Partnership and which are not inconsistent with this Agreement, including, without limitation, supply agreements, leases, management agreements and advertising agreements;

(e)                                  purchase and establish inventories of supplies, fixtures and other property required or expected to be required in connection with the operations of the Partnership;

(f)                                    borrow money from banks and other lending institutions or from other entities for Partnership purposes and pledge for the repayment of such loans any or all of the assets of the Partnership;

(g)                                 sell, lease, relinquish, release, transfer or otherwise dispose of Partnership properties, including undeveloped, non-productive or condemned properties;

(h)                                 acquire all or substantially all of the assets or ownership interests of other businesses engaged in the supply of building materials; and

(i)                                     perform any and all other acts or activities customary or incidental to the Business of the Partnership and which are consistent with this Agreement.

2.07                           Registered Agent and Registered Office.  The post office address of the registered office of the Partnership is 410 South Trade Center Parkway, Conroe, Texas 77385, and the name of its registered agent at such address is Charles Vignal. The General Partner is hereby given authority to change or appoint a new registered office and/or to appoint a new registered agent, as the General Partner may determine from time to time, by compliance with the applicable legal requirements.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.01                           Initial Capital Contributions.

(a)                                  As its initial capital contribution, Woodlands shall contribute to the Partnership the assets subject to the liabilities described in Schedule “A” attached hereto, the net fair market value of which equals $525,000.00.

(b)                                 As its initial capital contribution, PWI shall contribute to the Partnership $175,000.00, payable upon execution of this Agreement.

3.02                           Additional Capital Contributions. Except as otherwise provided in this Article III, (a) no Partner shall be required to pay any additional capital contributions to the Partnership; (b) no Partner shall be permitted to make an additional capital contribution without the prior written approval of Woodlands and PWI; and (c) except as otherwise specifically provided in this Agreement, all contributions to the capital of the Partnership required or permitted to be made pursuant to this Agreement shall be made in cash or by certified cashier’s check. Any capital contribution required to be made by any Partner under any particular provision of this Agreement shall be in addition to, and not in lieu of, any other capital contribution which such Partner may be required to make under any other provision of this Agreement.

3.03                           No Interest on Contributions. No Partner shall be entitled to receive interest on its capital contributions.

3.04                           Liability for Negative Capital Accounts. Upon final dissolution of the Partnership pursuant to Article XII hereof, or immediately prior to the closing of any sale of a Partnership Interest pursuant to Article XI hereof, each General Partner (in the event of dissolution), or a selling General Partner (in the event of sale), shall pay to the Partnership an amount equal to any negative balance which may exist in its Capital Account after the Capital Accounts have been adjusted for all allocations of income, gain, deductions, losses and credit any other distributive tax items. In the event of dissolution, to the extent possible, such payment shall be made within the time prescribed by Regulations Section 1.704-1(b)(2)(ii)(b)(3).

ARTICLE IV

PROFITS AND LOSSES

4.01                           General Allocations. For each Fiscal Year, Profits and Losses shall be allocated among the Partners in accordance with their respective Partnership Interests. The foregoing notwithstanding, following the dissolution of the Partnership pursuant to Article XII hereof, Net Profits, Net Losses and items thereof shall be allocated in such a manner so that the Capital Accounts of the Partners are adjusted to the extent possible to balances that would allow for the distributions in liquidation pursuant to Section 13.01(c) hereof to be the same as the distributions pursuant to the first sentence of Section 5.01 hereof. Notwithstanding any provision in this Section 4.01 to the contrary, upon settlement of the $246,585.69 Columbian Note (“Columbian Note”), all tax gain (loss) shall be specially allocated to Woodlands.

4.02                           Limitation on Allocation of Losses; Qualified Income Offset. Notwithstanding anything to the contrary contained herein, Net Losses for a Fiscal Year (or other relevant period) shall not be allocated to a Limited Partner in excess of the positive balance in such Limited Partner’s Capital Account as of the end of such Fiscal Year (or other relevant period); any such excess Net Losses shall be allocated to the General Partners in proportion to their Partnership Interests, in which event, except as otherwise provided in the last sentence of this Section 4.02, the next Net Profits of the Partnership otherwise allocable to such Limited Partner shall be allocated to the General Partners to the extent of the prior allocation to the General Partners of such excess Net Losses. In determining the positive balance in a Limited Partner’s Capital Account as of the end of a Fiscal Year (or other relevant period), such Limited Partner’s Capital Account shall be reduced for the items specified in (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d). In the event a Limited Partner unexpectedly receives any adjustments, allocations or distributions described in the aforesaid (4), (5) or (6) which cause a deficit balance in such Limited Partner’s Capital Account (in excess of any amount of such deficit balance that such Limited Partner is obligated to restore under this Agreement), items of Partnership income and gain shall be allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit as quickly as possible.

4.03                           Contributed Property. In the event the Gross Asset Value of any Partnership Property is adjusted pursuant to Section 1.11 hereof, subsequent allocations of income, gain, loss, and deduction with respect to such property shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

4.04                           Tax Items. Except as otherwise provided herein, any allocation to a Partner of a portion of the Net Profits or Net Losses for a Fiscal Year shall be deemed to be an allocation to that Partner of the same proportionate part of each item of income, gain, loss, deduction or credit that is earned, realized or available by or to the Partnership for federal income tax purposes.

4.05                           Allocation on Transfer. In the event of the transfer of a Partnership Interest in accordance with the provisions of this Agreement, the distributive share of Net Profits or Net Losses with respect to the Partnership Interest so transferred shall be allocated between the transferor and transferee in accordance with the ratio that the number of days in the Fiscal Year of the transfer before and after such transfer bears to the total number of days in that Fiscal Year, or in such other manner, in the discretion of the General Partner, as is permitted under applicable Treasury Regulations.

ARTICLE V

DISTRIBUTIONS OF AVAILABLE CASH

5.01                           Allocation. The Available Cash of the Partnership may, subject to Section 6.02.02, be distributed by the Partnership from time to time, as determined by the General Partner, pro rata among the Partners in accordance with their respective Partnership Interests. In addition, upon written request by any Partner before January 31 of the year following a Fiscal Year, the Partnership shall distribute to each Partner, with respect to each Fiscal Year, either during such Fiscal Year or within sixty (60) days thereafter, an amount of Available Cash equal to thirty-five percent (35%) of the Partnership’s federal taxable income allocated to such Partner for such Fiscal Year (“Tax Distribution”). All amounts distributed within sixty (60) days after the end of a Fiscal Year shall be deemed to have been made during the Fiscal Year preceding the Fiscal Year in which the distribution is made, for purposes of determining the Tax Distribution. The foregoing notwithstanding, following the occurrence of an event of dissolution as provided in Article XII hereof, cash distributions shall be made in accordance with Article XIII hereof.

5.01.01            PWI shall receive a preferential cash distribution from the Available Cash of the Partnership if the Partnership does not collect the entire face amount of the Columbian Note within two (2) years from the effective date of this Agreement; provided, however, the preferential cash distribution shall not exceed the lesser of (i) $82,195.23 or (ii) any uncollected portion of the Columbian Note, multiplied by one-third. Woodlands shall receive a preferential cash distribution to the extent of all amounts collected on the Columbian Note in excess of its face amount.

5.02                           Liability of General Partner. Upon the determination in good faith to pay and distribute Available Cash in the manner herein provided, the General Partner shall incur no liability on account of such distribution, even though such distribution may result in the Partnership retaining insufficient funds for the operation of its business which insufficiency results in loss to the Partnership or the borrowing of funds by the Partnership.

5.03                           Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Partnership or the Partners shall be treated as amounts distributed to the Partners pursuant to this Article V for all purposes under this Agreement. The General Partner may allocate any such amounts among the Partners in any manner that is in accordance with the Code or applicable Treasury Regulations.

ARTICLE VI

POWERS, DUTIES AND RIGHTS OF GENERAL PARTNER

6.01                           Authority of the General Partner. Except to the extent otherwise provided herein, the General Partner shall have the sole and exclusive right to manage the business of the Partnership and shall have all of the rights and powers which may be possessed by general partners under the Act including, without limitation, the right and power without the joinder of any other Partner to:

(a)                                  acquire by purchase, lease, or otherwise any personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

(b)                                 operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

(c)                                  execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the assets of the Partnership or of the business of the Partnership;

(d)                                 care for, invest, hold and distribute funds to the Partners by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

(e)                                  contract on behalf of the Partnership for the employment and services of employees and/or independent contractors and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

(f)                                    engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to the Business and General Partner liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which Partnership is then formed or qualified;

(g)                                 make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of the assets of the Partnership pursuant to Code Sections 754, 734(b), and 743(b), or comparable provisions of state or local law, in connection with transfers of interests in the Partnership and Partnership distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against Partners with respect to adjustments to the Partnership’s federal, state, or local tax returns; and (iii) to represent the Partnership and the Partners before the taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership and the Partners in their capacity as Partners, and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Partners with respect to such tax matters or otherwise affect the rights of the Partnership or the Partners;

(h)                                 borrow money and issue evidences of indebtedness and secure the same by mortgage, pledge, or other lien on the assets of the Partnership, as are necessary to consummate the purchase or refinancing of any portion of the Business;

(i)                                     execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, mortgage, deed of trust, security agreement, financing statement, assignment, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Partnership Property; and

(j)                                     prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Partnership and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Partnership Property.

6.02                           Restrictions on Authority of General Partners.

6.02.01            Without the consent of all of the Partners, no General Partner shall have the authority to:

(a)                                  do any act in contravention of this Agreement;

(b)                                 do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

(c)                                  possess the Business, or assign rights in specific or any portion of the Business, for other than a Partnership purpose;

(d)                                 knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

(e)                                  elect to dissolve the Partnership; or

(f)                                    amend the Agreement, except as otherwise provided herein.

6.02.02            Without the consent of a majority of the Management Committee, no General Partner shall have the authority to:

(a)                                  Sell, assign or otherwise transfer substantially all of the assets of the Partnership or grant any option to do the same;

(b)                                 Purchase or acquire for the Partnership any real property;

(c)                                  Declare itself bankrupt or make any assignment in favor of its general creditors or make any proposal to creditors;

(d)                                 Open new areas of activity by the Partnership;

(e)                                  Discontinue an area of activity by the Partnership;

(f)                                    Unreasonably increase any salaries and benefits to be paid to any director or officer of the General Partner; or

(g)                                 Distribute Available Cash pursuant to Section 5.01 above.

6.02.03            Notwithstanding Section 6.02.02(a), the General Partner shall not sell, assign or otherwise transfer substantially all of the assets of the Partnership or grant any option to do the same without first offering to sell, assign or otherwise transfer substantially all of the assets of the Partnership to the Limited Partners on the same terms and conditions as the acquiring party.

6.03                           Duties and Obligations of General Partners. The General Partners shall take all actions which may be necessary or appropriate (a) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Texas (and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged) and (b) for the acquisition, development, maintenance, preservation, and operation of the Business in accordance with the provisions of this Agreement and applicable laws and regulations.

The General Partners shall have the fiduciary duty for the safekeeping and use of all of Partnership assets, whether or not in the immediate possession or control of the General Partners, and shall not employ or permit another to employ Partnership assets in any manner except for the benefit of the Partnership.

The General Partners shall devote to the Partnership such time as may be necessary for the proper performance of all duties hereunder, but the General Partners shall not be required to devote full time to the performance of such duties.

The General Partners shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interest of the Partnership and the Partners, including the safekeeping and use of all of the Partnership assets and the use thereof for the benefit of the Partnership.

6.04                           Indemnification of General Partners. The Partnership, its receiver, or its trustee shall indemnify, hold harmless, and pay all judgments and claims by third parties against any General Partner relating to any liability or damage incurred by reason of any authorized act performed or omitted to be performed by such General Partner in connection with the business of the Partnership, including attorney fees incurred by such General Partner in connection with the defense of any action based on any such act or omission, which attorney fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

In the event of any action by a Partner against any General Partner, including a Partnership derivative suit, the Partnership shall indemnify, hold harmless, and pay all expenses of the General Partner, including attorney fees, if such General Partner is successful in such action.

The Partnership shall indemnify, hold harmless, and pay all expenses, costs, or liabilities of any General Partner who, for the benefit of the Partnership, makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Partnership and who suffers any financial loss as the result of such action.

Notwithstanding the provisions of this Section 6.04, no General Partner shall be indemnified from any liability for fraud, bad faith, willful misconduct or gross negligence.

6.05                           Records, Communications and Budgets. In order properly to conduct the business of the Partnership and in order to keep the Partners properly informed, the General Partner will:

(a)                                  Maintain adequate records and files identifying the Partnership’s assets and liabilities and containing all pertinent information in regard thereto that is obtained or developed pursuant to this Agreement;

(b)                                 Maintain a complete and accurate record of the acquisition and disposition of any Partnership property;

(c)                                  Maintain appropriate books and records reflecting the Partnership’s income and expenses and each Partner’s participation therein;

(d)                                 Obtain or in the Partnership files all insurance policies insuring the Partnership properties and the operations of the Partnership or copies thereof or certificates evidencing such insurance;

(e)                                  Prepare and provide to the Partners an annual business plan and budget for the Partnership which will provide a description of the development and operation plans for the business of the Partnership and which must receive the Management Committee’s approval before such plan may be implemented by the General Partner, any deviation from such annual business plan and budget must receive the prior approval of the Management Committee; and

(f)                                    Maintain such other records and provide to the Partners such other reports normally prepared in the ordinary course of business as may otherwise be requested by the other partners.

Such books, accounts, files, policies, reports and other records will be available for inspection and audit by any Partner or its duly authorized representative during normal business hours at the principal office of the Partnership; provided, however, such expenses shall be paid by the requesting Partner unless such books, accounts and other records are materially incorrect.

6.06                           Potential Conflicts. Each of the Partners recognizes that the Partners and their Affiliates are and will become associated in some other manner with other businesses, any or all of which may be engaged in a business that is the same as or similar to the Business, and it is agreed that the Partners and their Affiliates may engage in all such other business ventures, and any other business of any other nature or description, independently or with others, without regard to whether such business shall be competitive with the Business.

ARTICLE VII

POWERS, RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

7.01                           Powers and Rights. Except as otherwise set forth herein, the Limited Partner shall have no rights or powers to take part in the management and control of the Partnership and its business and affairs. In furtherance thereof, no Limited Partner shall have the power to sign for or bind the Partnership. No Limited Partner shall have the right to withdraw from or cause the dissolution of the Partnership or to cause the partition of its properties. However, except as otherwise specifically provided herein, the Limited Partner shall have all the rights of a limited Partner under the Act.

ARTICLE VIII

REIMBURSEMENTS

8.01                           Reimbursements. Direct out-of-pocket costs and expenses incurred by (i) the General Partner or (ii) the Limited Partner if prior General Partner written consent is obtained, on behalf of the Partnership or otherwise Partnership’s Business will be reimbursed by the Partnership.

8.02                           Organization Expenses. The Partnership will pay all costs incurred in the formation of the Partnership, and any such costs incurred by the General Partner will be reimbursed to such Partner by the Partnership.

ARTICLE IX

REPRESENTATIONS BY PARTNERS

9.01                           Representations. Each Partner hereby represents and warrants to, and agrees with, the other Partners, and the Partnership, as follows:

(a)                                  Investment Intent. It is acquiring its Partnership Interest with the intent of holding the same for investment for its own account and without the intent or a view to participating directly or indirectly in, or for resale in connection with, any distribution of such Partnership Interest within the meaning of the Securities Act of 1933, as amended (the “Federal Act”), or any applicable state securities laws, and it does not intend to divide its participation with others, nor to resell, assign or otherwise dispose of all or any part of his or its Partnership Interest.

(b)                                 Securities Regulation.

(i)                                     It acknowledges and agrees that the Partnership Interests are being issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Federal Act and exemptions contained in applicable state securities laws, and that his or its Partnership Interest cannot and will not be sold or transferred except in a transaction which is exempt under the Federal Act and those state acts or pursuant to an effective registration statement under those acts or in a transaction which is otherwise in compliance with the Federal Act and those state acts.

(ii)                                  It understands that the provisions of Rule 144 promulgated under the Federal Act are not presently available for the resale of the Partnership Interest which it is acquiring and that it has no contract right for the registration under the Federal Act of such Partnership Interest for public sale and that, unless such Partnership Interest is registered or an exemption from registration is available, such Partnership Interest may be required to be held indefinitely.

(c)                                  Economic Risk. It is able to bear the economic risk of an investment in its Partnership Interest.

(d)                                 Binding Agreement. This Agreement is and will remain a valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights).

ARTICLE X

ACCOUNTING, BOOKS AND RECORDS

10.01                     Accounting Method. The Partnership shall maintain its books and records on such basis of accounting as the General Partner shall determine.

10.02                     Books and Records. The General Partner shall keep, or cause to be kept, at Partnership expense, full, complete and accurate books of account and other records showing the assets, liabilities, costs, expenditures, receipts and such other matters as are required by the Act. Such books of account shall be the property of the Partnership, shall be kept in accordance with sound accounting principles and procedures consistently applied and shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives. Such books of account shall be maintained at the principal office of the Partnership, or at such other place as the General Partner shall determine.

10.03                     Financial Statements. As soon as practicable after the end of each Fiscal Year of the Partnership, the General Partner shall cause to be prepared and delivered to each Partner audited financial statements of the Partnership for such Fiscal Year.

10.04                     Tax Returns. The General Partner shall cause the Partnership’s tax returns and other governmental returns and reports to be prepared and timely filed. The General Partner shall make best effort to deliver copies of Schedule K-1 of Form 1065 (or a comparable schedule) and other necessary tax information for each Fiscal Year to each Partner no later than ninety (90) days following the end of each Fiscal Year.

10.05                     Tax Matters Partner. For purposes of Sections 6221 through 6233 of the Code, the General Partner is hereby designated as the “Tax Matters Partner.”

10.06                     General Information. The General Partner shall keep the Partners informed generally of its activities on behalf of the Partnership and may furnish to the Partners, from time to time, information regarding the activities and business of the Partnership.

ARTICLE XI

TRANSFER AND ASSIGNMENT OF PARTNERSHIP INTEREST

11.01                     General Prohibition. No Partner shall assign, convey, sell, transfer, encumber or in any way alienate all or any part of its Partnership Interest without the prior written consent of all Partners, which shall not be unreasonably withheld. No Partner shall have the right to withdraw or resign from the Partnership except by transferring its Partnership Interest in accordance with the provisions of this Article XI. In the event a Partner’s Interest is assigned, conveyed, sold or transferred with such consent, the transferee shall, upon compliance with the provisions of Section 11.03, succeed to the transferred Interest of the transferor Partner and all rights, duties and obligations under this Agreement with respect to such transferred Interest. Any attempted assignment, conveyance, sale, transfer or encumbrance of all or any portion of a Partner’s Interest without the necessary consent, or as otherwise permitted hereunder, shall be null and void and will have no effect whatsoever.

11.02                     Right of First Refusal.

(a)                                  No Partner may sell, assign, transfer or convey all or any part of its Partnership Interest or a majority of the shares of such Partner (“Shares”) to a third party without first making the offer set forth in Section 11.02(b), and if such offer is not accepted, then without first making the offer set forth in Section 11.02(c). In addition the controlling interest of an Affiliate which controls, either directly or indirectly, a Partner (“Controlling Affiliate”) may be sold, assigned, transferred or conveyed to a third party; provided, however, if the sale, assignment, transfer or conveyance is to a party which, as determined in the discretion of the Management Committee, is (i) in direct or indirect competition with the Partnership or (ii) may place the Partnership at a competitive disadvantage, then within thirty (30) days after the closing of the sale of the Controlling Affiliate the controlled Partner shall make the offer set forth in Section 11.02(d).

(b)                                 In the event a Partner other than PWI desires to sell, assign, transfer or convey all or any part of its Partnership Interest and has received a bona fide written offer from a non-Partner who is not an Affiliate of such Partner (the “Third Party Offeror”) to purchase such Interest (the “Purchase Offer”), such Partner (the “Selling Partner”) shall deliver a copy of the Purchase Offer to PWI, along with an offer to sell such Interest or Shares to PWI on the same terms and conditions as are contained in the Purchase Offer; provided, however, that if the consideration for the Partnership Interest set forth in the Purchase Offer includes securities or real or personal property, PWI may substitute cash therefor in the amount of the fair market value of such securities or property. PWI shall accept or reject such offer within thirty (30) days after receipt thereof, and any sale of the Selling Partner’s Interest to PWI shall be closed within thirty (30) days after tender of such acceptance upon written notice of time and date of closing to the Selling Partner. Sale to PWI shall be conditioned upon acceptance of the offer by PWI in its entirety, and if PWI does not accept such offer within thirty (30) days after receipt thereof, the Selling Partner must make an offer to the Partnership pursuant to Section 11.02(c) below. No assignment, transfer or conveyance to a third party made pursuant to this Section 11.02(b) will be binding upon the Partnership or the nonselling Partners until the Third Party Offeror transferee of the Selling Partner complies with Section 11.03 hereof.

(c)                                  In the event any Partner (the “Selling Partner”), including PWI, desires to sell, assign, transfer or convey all or any part of his or its Partnership Interest and has received a bona fide written offer from a non-Partner who is not an Affiliate of such Partner (the “Third Party Offeror”) to purchase such Interest or Shares (the “Purchase Offer”), and such Partner (other than PWI) has complied with the provisions of Section 11.02(b) above and the offer made by the Selling Partner to PWI pursuant to Section 11.02(b) has not been accepted within the time period set forth therein, then the Selling Partner shall deliver a copy of the Purchase Offer to the General Partner, along with an offer to sell such Interest or Shares to the Partnership on the same terms and conditions as are contained in the Purchase Offer; provided, however, that if the consideration for the Partnership Interest or Shares set forth in the Purchase Offer includes securities or real or personal property, the Partnership may substitute cash therefor in the amount of the fair market value of such securities or property. The Partnership shall accept or reject such offer within thirty (30) days after receipt thereof, and any sale of the Selling Partner’s Interest to the Partnership shall be closed within thirty (30) days after tender of such acceptance upon written notice of time and date of closing to the Selling Partners. Sale to the Partnership shall be conditioned upon acceptance of the offer by the Partnership in its entirety, and if the Partnership does not accept such offer within thirty (30) days after receipt thereof, the Selling Partner may sell, assign, transfer or convey his or its Partnership Interest to the Third Party Offeror pursuant to the terms of the Purchase Offer; provided, however, that if such sale, assignment, transfer or conveyance is not closed within sixty (60) days after the expiration of said 30-day period, the Selling Partner and his or its remaining Partnership Interest shall again be fully subject to the provisions of this Section 11.02. No assignment, transfer or conveyance to a third party made pursuant to this Section 11.02(c) will be binding upon the Partnership or the nonselling Partners until the Third Party offeror transferee of the Selling Partner complies with Section 11.03 hereof.

(d)                                 Except as otherwise provided hereinabove, in the event an Affiliate desires to sell, assign, transfer or convey the majority of the shares in a Controlling Affiliate, the controlled Partner shall (i) within thirty (30) days after the closing of such sale give written notice to the Partnership and other Partners of such transfer and (ii) offer to sell its Interest to the other Partners in proportion to their then interest in the Partnership or to the Partnership as determined by the other Partners at the then fair market value of the Partnership Interest. The then fair market value, solely for the purposes of this Section 11.01(d), shall be determined by the best efforts of the parties to reach a mutual agreement; provided, however, if the parties cannot reach a mutually agreed upon fair market value, the then fair market value shall be deemed to be the then book value of the Partnership multiplied by one hundred twenty percent (120%). Payment of the purchase price shall be in cash or certified check unless the parties otherwise mutually agree.

11.03                     Conditions of Transfer and Assignment. No transferee of the Interest of a Partner shall become a substituted Partner until the following conditions have been satisfied:

(a)                                  the transferor Partner, his legal representative or authorized agent shall have executed a written instrument of transfer of such Interest in form and substance satisfactory to the General Partner;

(b)                                 the transferee shall have executed a written agreement, in form and substance satisfactory to the General Partner, to assume all of the duties and obligations of the transferor Partner under this Agreement and to be bound by and subject to all of the terms and conditions of this Agreement;

(c)                                  the transferor Partner and his transferee shall have executed a written agreement, in form and substance satisfactory to the General Partner, to indemnify and hold the Partnership and the General Partner harmless from and against any loss or liability arising out of the transfer;

(d)                                 the transferee shall have executed such documents and instruments as the General Partner may deem necessary to effect the admission of the transferee as a Partner; and

(e)                                  the transferee or the transferor shall have paid the expenses incurred by the Partnership in connection with the admission of the transferee to the Partnership.

A permitted transferee who does not become a substituted Partner shall be entitled to receive only that portion of the distributions and allocations to which his transferor would otherwise be entitled, and such transferee shall not be entitled to vote on any question regarding the Partnership.

11.04                     Sale of a Partnership Interest. The Partnership may not sell additional Partnership Interests without first making the offer set forth in this Section 11.04. In the event the Partnership desires to sell, convey or issue any additional, previously not outstanding Partnership Interests, then the General Partner, on behalf of the Partnership, shall provide PWI with a written description of the terms and conditions under which such additional Partnership Interests will be offered to any other person, including the General Partner, and shall offer to sell such new Partnership Interests to the General Partner and PWI in proportion to their then Partnership Interests on the same such terms and conditions. The General Partner and/or PWI shall accept or reject such offer within thirty (30) days after receipt thereof, and any sale, conveyance or issuance of a Partnership Interest by the Partnership to General Partner and/or PWI shall be closed within thirty (30) days after tender of such acceptance upon written notice of time and date of closing to PWI. PWI shall have the right to purchase all or any of the Partnership Interest thus offered by the Partnership and not purchased by the General Partner. In the event PWI does not purchase all of the offered Partnership Interest, then the Partnership shall sell, convey or issue such remaining Partnership Interest to the General Partner or to any third party or any combination thereof; provided that if such sale, conveyance or issuance is not closed within sixty (60) days after the expiration of said 30-day period, the Partnership shall again be fully subject to the provisions of this Section 11.04. No sale, conveyance or issuance to a third party made pursuant to this Section 11.04 shall be binding upon the Partnership or the existing Partners until the third party transferee has satisfied the following conditions:

(a)                                  transferee shall have executed a written agreement, in form and substance satisfactory to the General Partner, to assume all of the duties and obligations of a General or Limited Partner, as the case may be, under this Agreement and to be bound by and subject to all of the terms and conditions of this Agreement; and

(b)                                 the transferee shall have executed such documents and instruments as the General Partner may deem necessary to effect the admission of the transferee as a Partner.

ARTICLE XII

DISSOLUTION OF PARTNERSHIP

12.01                     Events of Dissolution. The Partnership shall be dissolved upon the first to occur of the following events:

(a)                                  The sale or other disposition of all or substantially all of the Partnership’s assets;

(b)                                 The retirement, withdrawal or disqualification of the General Partner;

(c)                                  The expiration of the term of the Partnership set forth in Section 2.04 hereof; or

(d)                                 The election to terminate the Partnership by all Partners.

ARTICLE XIII

DISTRIBUTIONS UPON DISSOLUTION

13.01                     Liquidation. Upon dissolution of the Partnership for any reason, the Partnership shall promptly commence to wind-up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Partnership’s business, the discharge of its liabilities and the distribution or liquidation of its remaining assets so as to enable the Partnership to minimize the normal losses attendant to the liquidation process. A full accounting of the assets and liabilities of the Partnership as of the date of dissolution shall be taken and a written statement thereof shall be furnished to each Partner within sixty (60) days after such date. Such accounting and statement shall be prepared under the direction of the General Partner or, if there is no General Partner, by a liquidating trustee selected by Limited Partners owning a majority of the Interests owned by all Limited Partners. The Partnership’s property and assets and/or the proceeds from the liquidation thereof shall be applied in the following order of priority:

(a)                                  Payment of the debts and liabilities of the Partnership, in the order of priority provided by law (including any loans by Partners or their Affiliates), and payment of the expenses of liquidation;

(b)                                 Setting up of such reserves as the General Partner or liquidating trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership or any obligation or liability not then due and payable; provided, any balance of such reserve, at the expiration of such period as the General Partner or liquidating trustee shall deem advisable, shall be distributed in the manner herein provided; and

(c)                                  Distribution to the Partners, on a pro rata basis, of the positive balances of their Capital Accounts, adjusted to the date of distribution.

13.02                     Distributions in Kind. Any noncash asset to be distributed in kind (as a liquidating distribution or otherwise) to one or more Partners shall first be valued at its fair market value to determine the gain or loss that would have resulted if such asset was sold for such value, such gain or loss shall then be allocated pursuant to Article IV hereof. The fair market value of such asset shall be determined by the General Partner or liquidating trustee, as the case may be. Upon liquidation, Woodlands shall have the prior right to receive the Partnership’s tradename and all items associated therewith unless such liquidation is due to a sale of substantially all of the assets, including the tradename, of the Partnership.

13.03                     Liability of General Partner. The General Partner or its designee shall not be liable to any Partner for any loss attributable to any act or omission of the General Partner or its designee taken in good faith in connection with the liquidation of the Partnership and distribution of its assets. The General Partner or its designee may consult with counsel and accountants with respect to liquidating the Partnership and distributing its assets and shall be justified in acting or omitting to act in accordance with the advice or opinion of such counsel or accountants, provided they shall have been selected with reasonable care.

13.04                     Rights of Limited Partners. Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of his capital contribution and shall have no right or power to demand or receive property other than cash from the Partnership. No Limited Partner shall have priority over any other Limited Partner as to the return of his capital contributions, distributions, or allocations.

ARTICLE XIV

POWER OF ATTORNEY

14.01                     General Partner as Attorney-in-Fact. Each Partner hereby makes, constitutes and appoints the General Partner and each successor General Partner, with full power of substitution and resubstitution, his true and lawful attorney-in-fact for him and in his name, place, and stead and for his use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record (a) this Agreement and all agreements, certificates, instruments, and other documents amending or changing this Agreement as now or hereafter amended which the General Partner may deem necessary, desirable, or appropriate including, without limitation, amendments or changes to reflect (i) the exercise by the General Partner of any power granted to him under this Agreement; (ii) any amendments adopted by the Partners in accordance with the terms of this Agreement; (iii) the admission of any substituted Partner; and (iv) the disposition by any Partner of his interest in the Partnership; and (b) any certificates, instruments, and documents as may be required by, or may be appropriate under, the laws of the State of Texas or any other state or jurisdiction in which the Partnership is doing or intends to do business. Each Partner authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Partner might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

14.02                     Nature as Special Power. The power of attorney granted pursuant to this Article XIV:

(i)                                     is a special power of attorney coupled with an interest and is irrevocable;

(ii)                                  may be exercised by any such attorney-in-fact by listing the Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Partners; and

(iii)                               shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Partner and shall survive the delivery of an assignment by a Partner of the whole or a portion of his interest in the Partnership, except that where the assignment is of such Partner’s entire interest in the Partnership and the assignee, with the consent of the General Partner, is admitted as a Substituted Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

ARTICLE XV

MISCELLANEOUS

15.01                     Amendments.

(a)                                  Partner may propose any other amendment or amendments to this Agreement by mailing to the other Partners a notice including the text of the proposed amendment. Any such proposed amendment shall be adopted only with the consent of all Partners.

(b)                                 Notwithstanding any provision herein to the contrary, this Agreement may be amended by the General Partner, upon approval by a majority of the Management Committee, to change or add provisions as may be required from time to time in order to properly comply with the applicable provisions of the Code, provided that no amendment shall be adopted pursuant to this Section 15.01(b) unless the adoption thereof is for the benefit of or not adverse to the interests of the Limited Partners.

15.02                     Notices. Any notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person or when mailed certified, return receipt requested, postage prepaid to the recipient Partner(s) at the most recent address of the recipient Partner as shown on the records of the Partnership (or to such other address of which the Partnership and each Partner subsequently shall have been notified in writing by such Partner).

15.03                     Change of Address. Any Partner may change his or its address by written giving notice to the General Partner.

15.04                     Applicable Law. This Agreement shall be governed by, construed under, and enforced and interpreted in accordance with the laws of the State of Texas.

15.05                     Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understanding or agreement among them respecting the subject matter hereof. There are no representations, arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein. Except as provided in Section 15.01 hereinabove, no amendment, change or modification of this Agreement or waiver of any provision hereof shall be valid or binding on the parties hereto, unless such amendment, change, modification or waiver shall be in writing and signed by or on behalf of the parties hereto, and no waiver on one occasion shall be deemed to be a waiver of the same or any other provision hereof in the future.

15.06                     Severability. If any term or provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the reminder of this Agreement.

15.07                     Successors. Subject to the provisions hereof imposing limitations and conditions upon the transfer, sale or other disposition of the Interests of the Partners in the Partnership, all

the provisions hereof shall inure to the benefit of and be binding upon the successors, legal representatives and assigns of the parties hereto.

15.08                     Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement.

15.09                     Headings. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or limit the scope, extent or intent of this Agreement or any provision hereof.

15.10                     Partnership Property. The legal title to the real or personal property or interests therein now or hereafter acquired by the Partnership shall be owned, held or operated in the name of the Partnership, and no Partner, individually, shall have any ownership of such Property.

15.11                     Meetings. Meetings of the Partners may be called from time to time by the General Partner and shall be called by the General Partner upon the written request of Limited Partners owning at least twenty-five (25%) of the total Partnership Interests. Partners may vote in person or by proxy at any such meetings.

15.12                     Gender and Number. Where the context shall so require, the use of a pronoun of one gender shall be deemed to include a pronoun of the appropriate gender or the neuter, and words in the singular shall be deemed to include the plural and the plural to include the singular.

15.13                     Incorporation by Reference. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

15.14                     Additional Documents. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

15.15                     Texas Law. The laws of the State of Texas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

15.16                     Waiver of Action for Partition. Each of the Partners irrevocably waives any right that he may have to maintain any action for partition with respect to any of the Partnership Property.

15.17                     Loans. Any Partner or Affiliate of a Partner may, with the consent of the General Partner, lend or advance money to the Partnership. If the General Partner or, with the written consent of the General Partner, any Partner shall make any loan or loans to the Partnership or advance money on its behalf, the amount of such loan or advance shall not be treated as a contribution to the capital of the Partnership but shall be a debt due from the Partnership. The amount of any such loan or advance by a lending Partner or Affiliate of a Partner shall be repayable out of the Partnership’s cash and shall bear interest at a rate not in excess of the lesser of (A) (i) the rate at which such lending Partner or Affiliate must pay a lending bank to obtain such funds or (ii) the rate at which the Partnership is currently paying its primary lending bank if the lending Partner or Affiliate does not lend borrowed funds or (B) the maximum rate permitted bylaw. Such loans may be secured as determined by the General Partner. None of the Partners or their Affiliates shall be obligated to make any loan or advance to the Partnership.

15.18                     Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions which the General Partner may take and all determinations which the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the General Partner.

15.19                     Limitation on Rights of Others. No person other than a Partner shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first, above written.

GENERAL PARTNER:

WOODLANDS MILLWORK INC.

Attest:	/s/ illegible	By:	/s/ illegible
	Title		Title	Pres.

(CORPORATE SEAL)		LIMITED PARTNER:

PREMDOR WOODLANDS, INC.

Attest:		By:	/s/ illegible
	Title		Title

(CORPORATE SEAL)

EXHIBIT A
TO
THE WOODLANDS MILLWORK I LTD.
LIMITED PARTNERSHIP AGREEMENT
DATED SEPTEMBER 14, 1989
BY AND BETWEEN
WOODLANDS MILLWORK, INC. AND PREMDOR WOODLANDS, INC.

Assets and Liabilities

1.                                       All of Woodlands Millwork, Inc. inventory, accounts receivable, equipment, fixtures, supplies, furniture, leasehold improvements, leasehold rights, trade name, technical knowledge, business goodwill, and all other assets.

2.                                       Liabilities as of June 2, 1989:

Accounts Payable Trade	233,260.79
Notes Payable Banks Current	1,095,000.00
Notes Payable Subordinated	300,000.00
Notes Payable Other	152,385.40
Capital Lease Current	20,000.00
Accrued Payroll	32,357.39
Accrued Operating Expenses	61,738.10
Notes Payable Banks Long Term	497,452.38
Notes Payable Other Long Term	149,159.22
Capital Lease Long Term	8,942.29

(SEE attached Schedule 1.01-1, SEE attached detailed list of all liabilities)

3.                                       All ordinary and necessary liabilities incurred in the ordinary course of business from June 2 to Closing.

SCHEDULE 1.01-1
WOODLANDS MILLWORK INC
TRIAL BALANCE
JUNE 2, 1989

	Page 2
1850 START OF COST	2,550.97
1900 MISCELLANEOUS	.00

CURRENT LIABILITIES
2010 ACCOUNTS PAYABLE TRADE	156,511.45	-
2011 ACCOUNTS PAYABLE ESTIMATED	71,249.34	-
2012 ACCOUNTS PAYABLE RETAINAGE	.00
2013 ACCOUNTS PAYABLE MISC	3,500.00	-
2014 CLAIMS PENDING	.00
2015 ACCRUED DIRECTOR EXPENSE	2,000.00	-
2016 VALLEY MAIL ACCT	.00
2000 NOTES PAYABLE BANKS CURRENT	.00
2101 NOTES TO BANKS CURRENT	1,095,000.00	-
2102 NOTES TO EMPLOYEES CURRENT	.00
2103 NOTES TO OTHERS CURRENT	.00
2104 NOTES PAYABLE SHAREHOLDERS	.00
2110 NOTES PAYABLE SUBORDINATED	300,000.00	-
2120 NOTES PAYABLE OTHER	152,365.40	-
2150 CAPITAL LEASE CURRENT	20,000.00	-
2200 ACCRUED PAYROLL	30,344.47	-
2201 FICA PAYABLE	.00
2202 FEDERAL W/H PAYABLE	.00
2203 FEDERAL U/E PAYABLE	886.11	-
2204 STATE U/E PAYABLE	1,124.91	-
2300 ACCRUED OPERATING EXPENSES	.00
2301 ACCRUED COMMISSIONS	12,938.18	-
2302 ACCRUED SALES TAX	67.31	-
2303 ACCRUED AD VALOREM TAX	15,192.00	-
2304 ACCRUED INTEREST	33,540.61	-

LONG TERM LIABILITIES
2600 N/P BANKS LONG TERM	.00
2601 N/P BANK LONG TERM	646,611.60	-
2603 NOTES TO OTHERS LONG TERM	~~149,159.22~~
2610 N/P OTHER LONG TERM	~~149,159.22~~
2650 CAPITAL LEASE L.T.	8,942.29	-
2700 MISC LIABILITY LONG TERM	.00

CAPITAL
3000 COMMON STOCK	2,000.00	-
3100 PAID IN CAPITAL	18,061.00	-
3200 RETAINED EARNINGS PRIOR	402,788.26	-
3300 RETAINED EARNINGS CURRENT	282,493.31	-

INCOME
4000 SALES LUMBER	.00
4001 SALES BLANKS CLR	38,609.08	-
4003 SALES BLANKS P/H	42,098.09	-
4100 SALES MOULDING	.00
4101 SALES MOULDING CLR 7	633,368.64	-
4102 SALES MOULDING CLR SETS	275,203.92	-
4103 SALES MOULDING CLR LIN	1,455,628.42	-
4104 SALES BOXED MLDG	14,034.48	-
4107 SALES MOULDING P/H LIN	667,936.12	-

AMENDMENT TO
WOODLANDS MILLWORK I LTD.
LIMITED PARTNERSHIP AGREEMENT

THIS AMENDMENT to the Woodlands Millwork I Ltd. Limited Partnership Agreement (“Amendment”) is made and entered into effective as of the 15th day of March 1997, by and between Woodlands Millwork, Inc., a Texas corporation (“Woodlands”), as General Partner and Woodlands and Premdor Corporation, successor-in interest to Premdor Woodlands, Inc. as the Limited Partners.

RECITALS

Woodlands currently owns a sixty-two point five percent (62.5%) general partner interest (“General Partner Interest”) in Woodlands Millwork I Ltd. (the “Partnership”).

Woodlands desires to convert sixty-one point five percent (61.5%) of the total General Partner Interest to a limited partner interest.

The Partnership has consented and agreed to such conversion of the sixty-one point five percent (61.5%) General Partner Interest to a limited partnership interest as provided herein.

AGREEMENT

The sixty-two point five percent (62.5%) General Partner Interest currently owned by Woodlands shall be converted into a sixty-one point five percent (61.5%) limited partner interest and a one percent (1%) general partner interest. The Partnership shall be owned as follows:

Woodlands Millwork, Inc.	1% general partner interest

Woodlands Millwork, Inc.	61.5% limited partner interest

Premdor Corporation	37.5% limited partner interest

As amended by this Amendment, the Woodlands Millwork I Ltd. Limited Partnership Agreement, remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

GENERAL PARTNER:

WOODLANDS MILLWORK, INC.

By:	/s/ Charles F. Vignal
	Name:	Charles F. Vignal
	Title:	President

LIMITED PARTNERS:

WOODLANDS MILLWORK, INC.

By:	/s/ Charles F. Vignal
	Name:	Charles F. Vignal
	Title:	President

PREMDOR CORPORATION

By:	/s/ illegible
Name:	/s/ illegible
Its:	SECRETARY

2